EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements Nos. 333-101785, 333-73688, 333-73478 and 333-33700 of American Management Systems, Incorporated on Form S-8 of our reports dated February 20, 2003, incorporated by reference in the Annual Report on Form 10-K of American Management Systems, Incorporated for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

McLean, Virginia
March 26, 2003